EXHIBIT 10.1

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH 60 Wall Street New York, New York 10005 DEUTSCHE BANK SECURITIES INC. 60 Wall Street New York, New York 10005	UBS LOAN FINANCE LLC 299 Park Avenue New York, New York 10171 UBS SECURITIES LLC 299 Park Avenue New York, New York 10171

March 6, 2011

James River Coal Company
901 E. Byrd Street, Suite 1600
Richmond, Virginia  23219
Attention:  Peter T. Socha

James River Coal Company
$375.0 million Senior Bridge Facility
Commitment Letter

Ladies and Gentlemen:

You have advised each of Deutsche Bank AG Cayman Islands Branch (“DBCI”), Deutsche Bank Securities Inc. (“DBSI” and, together with DBCI, “DB”), UBS Loan Finance LLC (“UBSLF” and, together with DBCI, the “Committing Parties”) and UBS Securities LLC (“UBSS” and, together with UBSLF, “UBS”; UBS, together with DB, the “Agents”, “we” or “us”) that you intend to consummate the Transaction (such term and each other capitalized term used but not defined herein having the meaning assigned to such term in the Transaction Description attached hereto as Exhibit A, the Senior Bridge Facility Term Sheet referred to below or the Summary of Additional Conditions Precedent attached hereto as Exhibit C).

1.	Commitments.

In connection with the foregoing, (i) DBCI is pleased to advise you of its commitment to provide 50% of the principal amount of the Senior Bridge Facility and (ii) UBSLF is pleased to advise you of its commitment to provide 50% of the principal amount of the Senior Bridge Facility, in each case upon the terms and subject to the conditions set forth or referred to in this commitment letter (together with the exhibits and annexes attached hereto, this “Commitment Letter”) and in the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Senior Bridge Facility Term Sheet”).

Each Committing Party’s commitment hereunder shall be several and not joint.

2.	Titles and Roles.

You hereby appoint (a) DBSI and UBSS to act, and each of DBSI and UBSS hereby agrees to act, as joint book running managers and joint lead arrangers for the Senior Bridge Facility (in such capacity, the “Joint Lead Arrangers”), (b) DBCI to act, and DBCI hereby agrees to act, as sole administrative agent for the Senior Bridge Facility and (c) UBSS to act, and UBSS hereby agrees to act, as sole syndication agent for the Senior Bridge Facility, in each case upon the terms and subject to the conditions set forth or referred to in this Commitment Letter.  Each of DBSI, UBSS and DBCI will perform the duties and exercise the authority customarily performed and exercised by it in the foregoing roles.

It is agreed that DB will have “left” placement and UBS will have “right” placement in any and all marketing materials or other documentation used in connection with the Senior Bridge Facility and DB shall hold the leading role and responsibilities conventionally associated with such “left” placement.

In connection with the syndication of the Senior Bridge Facility, at the Joint Lead Arrangers’ option, DBCI, DBSI, UBSLF, UBSS and/or one or more affiliates thereof may also be designated as “Documentation Agent” or such other titles as may be deemed appropriate or desirable by the Joint Lead Arrangers.  In addition, the Joint Lead Arrangers shall have the right (in consultation with you) to award one or more of the roles or titles described above, or such other titles as may be determined by the Joint Lead Arrangers, to one or more other Bridge Lenders or affiliates thereof, in each case as determined by the Joint Lead Arrangers in their sole discretion.  You agree that, except as contemplated above, no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Commitment Letter and the Fee Letter referred to below) will be paid in connection with the Senior Bridge Facility unless you and we shall so agree.

3.	Syndication.

We reserve the right, prior to and/or after the execution of definitive documentation for the Senior Bridge Facility (the “Senior Bridge Loan Documents”), to syndicate all or a portion of our commitments with respect to the Senior Bridge Facility to a group of banks, financial institutions and other lenders (together with DBCI and UBSLF, the “Bridge Lenders”) identified by us in consultation with you pursuant to a syndication to be managed exclusively by the Joint Lead Arrangers; provided, however, that our several commitments hereunder to provide the Senior Bridge Facility and the closing of the Senior Bridge Facility are not subject to the completion of any such syndication.  All aspects of the syndication of the Senior Bridge Facility, including, without limitation, timing, potential syndicate members to be approached, titles, allocations and division of fees, shall be determined by (and coordinated through) the Joint Lead Arrangers in consultation with you.  You agree that, upon delivery to DB or UBS by another Bridge Lender (which is a reputable fund, financial institution or other entity) of a commitment letter for all or a portion of the Senior Bridge Facility containing terms no less favorable in any material respect to you and your subsidiaries than the terms hereof, each of DBCI and UBSLF shall be fully relieved of a pro rata portion of its obligations hereunder to the extent of the commitments set forth in such commitment letter.

We intend to commence our syndication efforts with respect to the Senior Bridge Facility promptly upon your execution and delivery to us of this Commitment Letter, and you agree actively to assist us in completing a syndication that is reasonably satisfactory to us.  Such assistance shall include (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your and the Acquired Business’ existing lending and investment banking relationships, (b) direct contact between your senior management, representatives and advisors (and your using commercially reasonable efforts to cause direct contact between senior management, representatives and advisors of the Acquired Business) on the one hand and the proposed Bridge Lenders and rating agencies identified by the Joint Lead Arrangers on the other hand, at times and places reasonably requested by the Joint Lead Arrangers, (c) assistance by you (and your using commercially reasonable efforts to cause the assistance by the Acquired Business) in the prompt preparation of a Confidential Information Memorandum for the Senior Bridge Facility and other marketing materials and information reasonably deemed necessary by the Joint Lead Arrangers to complete a Successful Syndication (as defined in the Fee Letter referred to below) of the Senior Bridge Facility (collectively, the “Information Materials”) for delivery to potential syndicate members and participants within 20 days after the date hereof, including, without limitation, estimates, forecasts, projections and other forward-looking financial information regarding the future performance of you and your subsidiaries, including the Acquired Business (collectively, the “Projections”) and the following selected financial information for the Acquired Business, on a consolidated basis and a segmented basis (to the extent such segmented information is available), for and as of the end of each of the last three fiscal years of the Acquired Business:  revenue, net income, EBITDA (adjusted as appropriate), capital expenditures, cash flows from operations, total assets and total debt, (d) the hosting, with the Joint Lead Arrangers, of one or more meetings with prospective Bridge Lenders, and (e) your using commercially reasonable efforts to obtain, as promptly as reasonably practicable after the date hereof, ratings from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”) as described on Exhibit C hereto.  You further agree, at the request of the Joint Lead Arrangers, to assist in the preparation of a version of the Information Materials to be used in connection with the syndication of the Senior Bridge Facility, consisting exclusively of information and documentation that is either (i) publicly available or (ii) not material with respect to you, your subsidiaries, the Acquired Business or any of their respective securities for purposes of foreign, United States Federal and state securities laws (all such information and documentation being “Public Lender Information” and with any information and documentation that is not Public Lender Information being referred to herein as “Private Lender Information”).  You agree that each document to be disseminated by an Agent to any Bridge Lender in connection with the Senior Bridge Facility will be identified by you as either (i) containing Private Lender Information (such Bridge Lenders who receive Private Lender Information, “Private Lenders” and all other Bridge Lenders, “Public Lenders”) or (ii) containing solely Public Lender Information.   In addition, you shall identify Public Lender Information by clearly and conspicuously marking the same as “PUBLIC”.  Before distribution of any Information Materials (a) to prospective Private Lenders, you shall provide us with a customary letter authorizing the dissemination of the Private Lender Information and (b) to prospective Public Lenders, you shall provide us with a customary letter authorizing the dissemination of the Public Lender Information and confirming the absence of Private Lender Information therefrom.  In addition, you agree that the Joint Lead Arrangers on your behalf may distribute the following documents to all prospective Bridge Lenders, unless you advise the Joint Lead Arrangers in writing promptly prior to their intended distributions that such material should only be distributed to prospective Private Lenders:  (a) administrative materials for prospective Bridge Lenders such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to the terms of the Senior Bridge Facility and (c) other materials intended for prospective Bridge Lenders after the initial distribution of the Information Materials, including drafts and final versions of definitive documents with respect to the Senior Bridge Facility.  If you advise us that any of the foregoing items should be distributed only to Private Lenders, then the Joint Lead Arrangers will not distribute such materials to Public Lenders without further discussions with you.  You agree (whether or not any Information Materials are marked “PUBLIC”) that Information Materials made available to prospective Public Lenders in accordance with this Commitment Letter shall not contain Private Lender Information.

You hereby agree that prior to the Successful Syndication of the Senior Bridge Facility neither you nor anyone on your behalf shall announce, offer, place or arrange any debt, equity and/or convertible or equity-linked securities or commercial bank or other credit facilities (including refinancings and renewals of debt but excluding (a) the Senior Notes, the Convertible Senior Notes, the Common Stock or other debt, equity and/or convertible or equity-linked securities offered through the Joint Lead Arrangers or their respective affiliates and the Senior Bridge Facility) by or on behalf of you or any of your subsidiaries (including the Acquired Business), and (b) any amendment, restatement, renewal, refinancing or replacement of the Existing Credit Facility, including any increase in the amount of such credit facility up to $175.0 million, prior to, on or after the Closing Date.

4.	Information.

You represent, warrant and covenant that (a)(i) no written information which has been or is hereafter furnished by you or on your behalf in connection with the transactions contemplated hereby (other than the Projections) and (ii) no other information given at information meetings for potential syndicate members and supplied or approved by you or on your behalf (other than the Projections) (such written information and other information being referred to herein collectively as the “Information”) taken as a whole contained (or, in the case of Information furnished after the date hereof, will contain), as of the time it was (or hereafter is) furnished, any material misstatement of fact or omitted (or will omit) as of such time to state any material fact necessary to make the statements therein taken as a whole not misleading, in the light of the circumstances under which they were (or hereafter are) made and (b) the Projections that have been or will be made available to the Joint Lead Arrangers by you or any of your representatives have been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time made and at the time such Projections are made available to the Joint Lead Arrangers, it being recognized by the Bridge Lenders that such Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results, and that no assurance can be given that the projected results will be realized.  You agree that if at any time prior to the earlier of (i) the Successful Syndication of the Senior Bridge Facility and (ii) 90 days after the execution of the Senior Bridge Loan Documents any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations and warranties were being made, at such time, then you will promptly supplement the Information and the Projections so that such representations will be correct in all material respects under those circumstances.  You understand that, in arranging and syndicating the Senior Bridge Facility, we will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof.

5.	Conditions Precedent.

Each Agent’s commitment hereunder, and its agreement to perform the services described herein, are subject to (a) there not occurring or becoming known to such Agent since December 31, 2010 any Material Adverse Effect (as defined below), (b) the Borrower having fully cooperated with the Joint Lead Arrangers in the syndication of the Senior Bridge Facility and the sale of the Senior Notes, Convertible Senior Notes and Common Stock, including, without limitation, by promptly providing the Joint Lead Arrangers with all information reasonably deemed necessary by them to successfully complete such syndication or sale, (c) such Agent’s reasonable satisfaction that prior to the Successful Syndication of the Senior Bridge Facility there shall be no announcement, offering, placement or arrangement of any debt, equity and/or convertible or equity-linked securities or commercial bank or other credit facilities (including refinancings and renewals of debt but excluding (i) the Senior Notes, the Convertible Senior Notes, the Common Stock and the Senior Bridge Facility, and (ii) any amendment, restatement, renewal, refinancing or replacement of the Existing Credit Facility, including any increase in the amount of such credit facility up to $175.0 million, prior to, on or after the Closing Date) by or on behalf of the Borrower or any of its subsidiaries (including the Acquired Business), and (d) the other conditions set forth or referred to herein, in the Senior Bridge Facility Term Sheet and in Exhibit C hereto.  For purposes of this paragraph, “Material Adverse Effect” shall mean (i) any effect or change that, individually or together with any other effect or change, is or would reasonably be expected to be materially adverse to the business operations, properties, assets, liabilities, results of operations or condition (financial or otherwise) of the Acquired Business, taken as a whole; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect:  (A) any adverse change, event, development or effect arising from or relating to (1) general business or economic conditions; (2) the steel or coal industry generally, including, without limitation, a decline in prices or demand for coal or steel, increases in costs of transportation and raw materials, and labor shortages; (3) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (4) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (5) changes in United States generally accepted accounting principles; (6) changes in Laws, orders or other binding directives issued by any Governmental Authority, including, without limitation, changes in Environmental Laws or Occupational Health and Safety Laws, in each case as defined in the Acquisition Agreement (in each of clauses (1) through (6), only to the extent that such factor does not materially disproportionately affect any of the entities constituting the Acquired Business relative to their competitors in the steel or coal industry); or (7) the taking of any action contemplated by the Acquisition Agreement and all certificates and other documents executed and delivered at the closing of the Transaction; (B) any existing event, occurrence or circumstances with respect to which the Borrower has been provided information or knew or should have known; and (C) any adverse change in or effect on the business of the Acquired Business that is cured before the earlier of (x) the Closing Date and (y) the date on which the Acquisition Agreement is terminated pursuant to Section 9.1 thereof; provided that any failure to meet any financial or other projection or forecast for any period shall not, in and of itself, constitute a Material Adverse Effect; and (ii) any effect or change that would prevent the Borrower from consummating in a timely manner the transactions contemplated by the Acquisition Agreement.

6.	Fees.

As consideration for each Committing Party’s commitment hereunder, and each Agent’s agreement to perform the services described herein, you agree to pay to each Agent the fees to which such Agent is entitled set forth in this Commitment Letter and in the fee letter dated the date hereof and delivered herewith with respect to the Senior Bridge Facility (the “Fee Letter”).

7.	Expenses; Indemnification.

To induce the Agents to issue this Commitment Letter and to proceed with the Senior Bridge Loan Documents you hereby agree that all reasonable fees and expenses (including the reasonable fees and expenses of counsel and consultants) of each Agent and its affiliates arising in connection with the Senior Bridge Facility and the preparation, negotiation, execution, delivery and enforcement of this Commitment Letter, the Fee Letter and the Senior Bridge Loan Documents (including in connection with our due diligence and syndication efforts) shall be for your account (and that you shall from time to time upon request from such Agent reimburse it and its affiliates for all such fees and expenses paid or incurred by them), whether or not the Transaction is consummated or the Senior Bridge Facility is made available or the Senior Bridge Loan Documents are executed.  You further agree to indemnify and hold harmless each Agent and each other agent or co-agent (if any) designated by the Agents with respect to the Senior Bridge Facility (each, a “Co-Agent”), each Bridge Lender (including in any event DBCI and UBSLF) and their respective affiliates and each director, officer, employee, representative and agent thereof (each, an “Indemnified Person”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses of any kind or nature whatsoever which may be incurred by or asserted against or involve any Agent, any Co-Agent, any Bridge Lender or any other such Indemnified Person as a result of or arising out of or in any way related to or resulting from the Transaction (including the Senior Bridge Facility or any use made or proposed to be made with the proceeds thereof), this Commitment Letter or the Fee Letter and, upon demand, to pay and reimburse each Agent, each Co-Agent, each Lender and each other Indemnified Person for any reasonable legal or other out-of-pocket expenses paid or incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (whether or not any Agent, any Co-Agent, any Lender or any other such Indemnified Person is a party to any action or proceeding out of which any such expenses arise or such matter is initiated by a third party or by you or any of your affiliates, equity holders or creditors); provided, however, that you shall not have to indemnify any Indemnified Person against any loss, claim, damage, expense or liability to the extent same resulted from the gross negligence or willful misconduct of such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable judgment).  Neither any Agent nor any other Indemnified Person shall be responsible or liable to you or any other person or entity for (x) any determination made by it pursuant to this Commitment Letter or the Fee Letter in the absence of gross negligence or willful misconduct on the part of such Agent or other Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable judgment), (y) any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages resulted from the gross negligence or willful misconduct of such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable judgment), or (z) any indirect, special, exemplary, incidental, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) which may be alleged or awarded as a result of this Commitment Letter, the Fee Letter or the financing contemplated hereby.

8.	Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

Each of the Agents reserves the right to employ the services of its affiliates in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to its affiliates certain fees payable to such Agent in such manner as such Agent and its affiliates may agree in their sole discretion.  You acknowledge that (i) each of the Agents may share with any of its affiliates, and such affiliates may share with such Agent, any information related to the Transaction, the Borrower and the Acquired Business (and your and its respective subsidiaries and affiliates), or any of the matters contemplated hereby and (ii)each of the Agents and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise.  We will, however, not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you to other companies (other than your affiliates).  You also acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that:  (i) the Senior Bridge Facility and any related arranging or other services described in this Commitment Letter is an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Agents, on the other hand, (ii) the Agents have not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby, (iv) each of the Agents has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for you or any of your affiliates, shareholders, creditors or employees or any other party, (v) the Agents have not assumed and will not assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether any of the Agents has advised or is currently advising you or your affiliates on other matters) and the Agents have no obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this Commitment Letter and (vi) the Agents and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and your affiliates’, and the Agents have no obligation to disclose any of such interests to you or your affiliates.  To the fullest extent permitted by law, you hereby waive and release any claims that you may have against the Agents or their respective affiliates with respect to any breach or alleged breach of agency or fiduciary duty on behalf of or in right of you, including your shareholders, employees or creditors, in connection with any aspect of any transaction contemplated by this Commitment Letter, and you hereby agree that we and our affiliates shall have no liability (whether direct or indirect) to you in respect of such an agency or fiduciary duty claim or to any person asserting such an agency or fiduciary duty claim.

You further acknowledge that each of DBSI and UBSS is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services.  In the ordinary course of business, any of DBSI, UBSS or their respective affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, the Acquired Business and your and its respective subsidiaries and other companies with which you, the Acquired Business or your or its subsidiaries may have commercial or other relationships.  With respect to any securities and/or financial instruments so held by DBSI, UBSS, any of their respective affiliates or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

9.	Confidentiality.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, by you to any other person or entity except (a) to your affiliates’, officers, directors, employees, attorneys, accountants and advisors who are directly involved in the consideration of this matter and on a confidential and need-to-know basis or (b) as required by applicable law or compulsory legal process or in connection with any pending legal proceeding (in which case you agree, to the extent permitted by applicable law, to inform us promptly thereof) or regulatory review; provided that you may disclose this Commitment Letter and the contents hereof (but you may not disclose the Fee Letter or the contents thereof) (i) to the Acquired Business, its affiliates and their respective officers, directors, employees, attorneys, accountants and advisors, in each case who are directly involved in the consideration of this matter and on a confidential and need-to-know basis (provided that you also may disclose the “market flex” provisions of the Fee Letter (subject to redactions satisfactory to the Agents) to such persons), (ii) in any prospectus or other offering memorandum relating to the Senior Notes, the Convertible Notes, the Common Stock or other debt, equity and/or convertible or equity-linked securities offered through the Joint Lead Arrangers or their respective affiliates, (iii) to any rating agencies and (iv) to assignees or participants or potential assignees or participants of our obligations under this Commitment Letter or the Senior Bridge Loan Documents, provided, further that you may disclose the Senior Bridge Facility Term Sheet to the administrative agent and lenders under the Existing Credit Facility (together with their legal counsel and advisors) in connection with seeking lender consent to the Senior Bridge Facility and the Transaction.

The Agents and their respective affiliates will use all confidential information provided to them or such affiliates by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information; provided that nothing herein shall prevent the Agents from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the Agents, to the extent permitted by law, agree to inform you promptly thereof), (b) upon the request or demand of any regulatory authority having jurisdiction over the Agents or any of their respective affiliates, (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Agents or any of their respective affiliates, (d) to the extent that such information is received by the Agents from a third party that is not to their knowledge subject to confidentiality obligations to you or the Acquired Business, (e) to the extent that such information is independently developed by the Agents, (f) to the Agents’ respective affiliates and their respective employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transaction and are informed of the confidential nature of such information and agree or are otherwise obligated to hold such information in confidence, (g) to potential Bridge Lenders, participants or assignees or any potential counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any of its affiliates or any of their respective obligations, in each case who agree (which may be oral or pursuant to customary syndication practice) to be bound by the terms of this paragraph (or language substantially similar to this paragraph), or (h) for purposes of establishing a “due diligence” defense.  The Agents’ obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Senior Bridge Loan Documents upon the funding of the Senior Bridge Facility.

10.	Assignments; Etc.

This Commitment Letter and the Fee Letter (and your rights and obligations hereunder and thereunder) shall not be assignable by you without the prior written consent of each Agent (and any attempted assignment without such consent shall be null and void), are intended to be solely for the benefit of the parties hereto and thereto (and Indemnified Persons), are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and thereto (and Indemnified Persons) and may not be relied upon by any person or entity other than you.  Each Agent may assign its commitment hereunder to one or more prospective Bridge Lenders; provided that no Agent shall be released from the portion of its commitment hereunder so assigned except (a) where such assignee was approved by you in writing or (b) to the extent such assignee funds the portion of the commitment assigned to it on the Closing Date.  Any and all obligations of, and services to be provided by an Agent hereunder (including, without limitation, the commitment of such Agent) may be performed and any and all rights of the Agents hereunder may be exercised by or through any of their respective affiliates or branches.

11.	Amendments; Governing Law; Etc.

This Commitment Letter and the Fee Letter may not be amended or modified, or any provision hereof or thereof waived, except by an instrument in writing signed by you and each Agent.  Each of this Commitment Letter and the Fee Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement.  Delivery of an executed signature page of this Commitment Letter or the Fee Letter by facsimile (or other electronic) transmission shall be effective as delivery of a manually executed counterpart hereof or thereof, as the case may be.  Section headings used herein and in the Fee Letter are for convenience of reference only, are not part of this Commitment Letter or the Fee Letter, as the case may be, and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter or the Fee Letter, as the case may be.  You acknowledge that information and documents relating to the Senior Bridge Facility may be transmitted through Intralinks, the internet, email or similar electronic transmission systems, and that no Agent shall be liable for any damages arising from the use by others of information or documents transmitted in such manner, except to the extent any such damages resulted from the gross negligence or willful misconduct of such Agent or other Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable judgment).  The Agents may, in consultation with you, place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as they may choose, and circulate similar promotional materials, after the closing of the Transaction in the form of a “tombstone” or otherwise describing the names of the Borrower and its affiliates (or any of them), and the amount, type and closing date of the transactions contemplated hereby, all at the expense of the Agents.  This Commitment Letter, the Fee Letter and the fee credit letter dated the date hereof among the Borrower, DBSI and UBSS set forth the entire agreement between the parties hereto as to the matters set forth herein and therein and supersede all prior understandings, whether written or oral, between us with respect to the matters herein and therein. Matters that are not covered or made clear in this Commitment Letter or in Fee Letter are subject to mutual agreement of the parties hereto. THIS COMMITMENT LETTER AND THE FEE LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF, TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION).

12.	Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the County of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding may be heard and determined only in such courts located within New York County, provided, however, that any Agent shall be entitled to assert jurisdiction over you and your property in any court in which jurisdiction may be laid over you or your property, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any New York State or Federal court, as the case may be, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court, and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail or overnight courier addressed to you at the address above shall be effective service of process against you for any suit, action or proceeding brought in any such court.

13.	Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, SUIT, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

14.	Surviving Provisions.

The provisions of Sections 2, 3, 6, 7, 8, 9, 11, 12, 13 and 14 of this Commitment Letter and the provisions of the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments of the Agents hereunder and our agreements to perform the services described herein; provided that your obligations under this Commitment Letter and the Fee Letter, other than those provisions relating to titles and roles, confidentiality, clear market, the syndication of the Senior Bridge Facility and the payment of annual agency fees to any Agent, shall automatically terminate and be superseded by the definitive documentation relating to the Senior Bridge Facility upon the funding thereunder and the payment of all amounts owing at such time hereunder and under the Fee Letter.

15.	PATRIOT Act Notification.

Each Agent hereby notifies you that pursuant to the requirements of the USA PATRIOT Improvement and Reauthorization Act, Pub. L. 109-177 (signed into law March 9, 2009) (as amended from time to time, the “PATRIOT Act”), such Agent is required to obtain, verify and record information that identifies the Borrower and any other borrowers or guarantors under the Senior Bridge Facility, which information includes the name, address, tax identification number and other information regarding the Borrower and such other borrowers or guarantors that will allow such Agent to identify the Borrower and such other borrowers or guarantors in accordance with the PATRIOT Act.  This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Agent and each Lender.

16.	Termination and Acceptance.

Each Agent’s commitments with respect to the Senior Bridge Facility as set forth above, and each Agent’s agreements to perform the services described herein, will automatically terminate (without further action or notice and without further obligation to you) on the first to occur of (i) 5:00 p.m., New York City time, on September 1, 2011, unless on or prior to such time the Transaction has been consummated, (ii) the date of the issuance of the Senior Notes, Convertible Senior Notes and Common Stock (in escrow or otherwise) for an aggregate issuance price of at least $375.0 million in lieu of a borrowing under the Senior Bridge Facility, (iii) unless the Acquisition Agreement is not terminated in connection therewith, the acceptance by the Acquired Business or any of its affiliates of an offer for all or any substantial part of the capital stock or property and assets of the Acquired Business other than as part of the Transaction or (iv) any time after the execution of the Acquisition Agreement and prior to the consummation of the Transaction, the date of the termination of the Acquisition Agreement (other than with respect to ongoing indemnities, confidentiality provisions and similar provisions).  Before such date, each Agent may terminate its commitments hereunder if you breach any material provision of this Commitment Letter or the Fee Letter.

If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on March 7, 2011.  The commitments of each Agent hereunder, and the Agents’ agreements to perform the services described herein, will expire automatically (and without further action or notice and without further obligation to you) at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence.

[Remainder of this page intentionally left blank]

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH

By:	/s/ Calli S. Hayes Name: Calli S. Hayes Title: Managing Director

By:	/s/ David J. Bell Name: David J. Bell Title: Managing Director

DEUTSCHE BANK SECURITIES INC.

By:	/s/ David Lynch Name: David Lynch Title: Managing Director

By:	/s/ Edwin Roland Name: Edwin Roland Title: Managing Director

UBS LOAN FINANCE LLC

By:	/s/ James Boland Name: James Boland Title: Managing Director

By:	/s/ Warren Jervey Name: Warren Jervey Title: Executive Director and Counsel, Region Americas Legal

UBS SECURITIES LLC

By:	/s/ James Boland Name: James Boland Title: Managing Director

By:	/s/ Warren Jervey Name: Warren Jervey Title: Executive Director and Counsel, Region Americas Legal

Accepted and agreed to as of
the date first above written:

JAMES RIVER COAL COMPANY

By:	/s/ Peter T. Socha
Name: Peter T. Socha
Title: Chairman and Chief Executive Officer

EXHIBIT A

James River Coal Company
$375.0 million Senior Bridge Facility

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the commitment letter to which this Exhibit A is attached.

James River Coal Company, a Virginia corporation (“you”), intends to (i) directly or indirectly, acquire (the “Acquisition”) all of the equity interests of International Resource Partners LP and its subsidiaries (collectively, the “Acquired Business”) for a cash purchase price not to exceed $475.0 million (as adjusted in accordance with the Acquisition Agreement) from Lightfoot Capital Partners, LP, Kayne Energy Development Company, Tortoise Capital Resources Corp., International Industries, Inc. and International Resource Partners GP LLC.

The sources of funds needed to effect the Acquisition and to pay all fees and expenses incurred in connection with the Transaction (not to exceed $21.5 million) (the “Transaction Costs”) shall be provided solely through:

(i)      cash on hand and/or borrowings under your existing senior secured revolving credit facility (as the same may be amended, restated, renewed, refinanced or replaced, including any increase in the amount of such credit facility up to $175.0 million, on or after the date hereof, the “Existing Credit Facility”); and

(ii)      either (x) the issuance and sale by you of up to $460.0 million in aggregate principal amount or issuance price of unsecured senior notes (the “Senior Notes”), convertible senior notes (the “Convertible Senior Notes”) and/or common stock (the “Common Stock”) in public offerings or in Rule 144A or other private placements or (y) if and to the extent that you do not issue Senior Notes, Convertible Senior Notes and/or Common Stock in an aggregate principal amount or issuance price of at least $375.0 million on or prior to the Closing Date, the incurrence of senior secured second lien loans in an aggregate principal amount equal to the remainder of $375.0 million less the aggregate principal amount or issuance price of Senior Notes, Convertible Senior Notes and/or Common Stock issued pursuant to the immediately preceding clause (x) on or prior to the Closing Date (the “Senior Bridge Loans”) from one or more lenders under a new senior secured second lien bridge facility (the “Senior Bridge Facility”).

The date on which the Acquisition is consummated and the borrowing is made under the Senior Bridge Facility (or in lieu of borrowing under the Senior Bridge Facility, the issuance of the Senior Notes, the Convertible Senior Notes and/or the Common Stock) is referred to herein as the “Closing Date”.

The transactions described above are collectively referred to herein as the “Transaction”.

A - 1

EXHIBIT B

James River Coal Company
$375.0 million Senior Bridge Facility
Summary of Principal Terms and Conditions1

Borrower:	James River Coal Company, a Virginia corporation (the “Borrower”).

Administrative Agent and
Syndication Agent:
DBCI will act as sole administrative agent (in such capacity, the “Administrative Agent”) and UBSS will act as sole syndication agent (the “Syndication Agent”) for a syndicate of banks, financial institutions and other lenders (together with DBCI and UBSLF, the “Bridge Lenders”), and in each case will perform the duties customarily associated with such role.

Collateral Agent:
A bank or financial institution reasonably acceptable to the Joint Lead Arrangers will act as sole collateral agent (the “Collateral Agent”) for the Bridge Lenders and will perform the duties customarily associated with such role.

Joint Lead Arrangers and
Book-Running Managers:
DBSI and UBSS will act as joint lead arrangers and joint book-running managers for the Senior Bridge Facility (the “Joint Lead Arrangers”), and will perform the duties customarily associated with such roles.

Senior Bridge Facility:	Senior secured second lien bridge loans in an aggregate principal amount of up to $375.0 million (the “Senior Bridge Loans”).

Purpose:
The proceeds of the Senior Bridge Loans will be used by the Borrower on the Closing Date, together with the proceeds of any Senior Notes, Convertible Senior Notes and Common Stock issued on or prior to the Closing Date and cash on hand and/or borrowings under the Existing Credit Facility, to (a) finance the Acquisition and (b) pay the Transaction Costs.

1	All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this term sheet is attached.

Availability:	The full amount of the Senior Bridge Facility must be drawn in a single drawing on the Closing Date. Amounts borrowed under the Senior Bridge Facility that are repaid or prepaid may not be reborrowed.

Guarantees:
Each existing and subsequently acquired or organized borrower (other than the Borrower) or guarantor under the Existing Credit Facility will guarantee (the “Guarantees”) the Senior Bridge Loans on a senior basis.

Security:
All amounts owing under the Senior Bridge Facility (and all obligations under the Guarantees) will be secured by a second priority perfected security interest in all assets that constitute collateral under the Existing Credit Facility (the “Collateral”).

All documentation evidencing the security interests required pursuant to the immediately preceding paragraph (collectively, the “Security Documents”) shall be in the form applicable to the Existing Credit Facility and shall effectively create second priority security interests (subject only to the first priority security interests under the Existing Credit Facility) in the assets purported to be covered thereby.  The lien priority, relative rights and other creditors’ rights issues in respect of the Existing Credit Facility, the Senior Bridge Facility and the Existing Senior Notes (which shall be secured on an equal and ratable basis with the Senior Bridge Facility to the extent required pursuant to the terms of the indenture governing the Existing Senior Notes) will be set forth in a customary intercreditor agreement, which will include, among other standard provisions, customary standstill provisions for second lien debt (the “Intercreditor Agreement”).

Interest Rates:
The Senior Bridge Loans shall bear interest, reset monthly, at the rate of (a) in the event that the Liquidity Threshold is satisfied, three-month LIBOR (or, if greater, 1.50%) plus 6.50% per annum, or (b) in the event that the Liquidity Threshold is not satisfied, three-month LIBOR (or, if greater, 1.50%) plus 8.00% per annum.  The spread over LIBOR determined in accordance with the immediately preceding sentence shall automatically increase by (i) 1.00% per annum on the day that is 90 days after the Closing Date and (ii) 0.50% per annum at the end of each subsequent period of 90 days; provided, however, that the interest rate determined in accordance with the foregoing shall not exceed the then applicable Cap (as defined in the Fee Letter).  The interest rate determined in accordance with this paragraph is referred to as the “Interest Rate”.

The “Liquidity Threshold” shall be satisfied if, on the Closing Date, the Borrower and its subsidiaries (including any subsidiaries acquired as part of the Acquisition), on a consolidated basis after giving pro forma effect to the Transaction, would have no less than $150.0 million of (x) cash on hand (including net proceeds of any Senior Notes, Convertible Senior Notes and/or Common Stock issued on or prior to the Closing Date) plus (y) available borrowing capacity under the Existing Credit Facility.

Interest Payments:	Interest on the Senior Bridge Loans will be payable in cash, quarterly in arrears.

Default Rate:	In the case of an Event of Default, the Interest Rate shall be increased by 2.0% per annum.

Conversion and Maturity:
Any outstanding amount under the Senior Bridge Loans will be required to be repaid in full on the earlier of (a) one year following the funding date of the Senior Bridge Loans (the “Bridge Loan Maturity Date”) and (b) the closing date of any permanent financing; provided, however, that if the Borrower has failed to raise permanent financing before the date set forth in (a) above, the Senior Bridge Loans shall be converted, subject to the conditions outlined “Conditions to Conversion” on Annex B-1 to a senior secured second lien term loan facility (the “Senior Extended Term Loans”) with a maturity of seven years from the Conversion Date (as defined in Annex B-1).  At any time on or after the Conversion Date, at the option of the applicable Bridge Lender, the Senior Extended Term Loans may be exchanged in whole or in part for senior secured second lien exchange notes (the “Senior Exchange Notes”) having an equal principal amount.

Mandatory Prepayments:
The Borrower will prepay the Senior Bridge Loans, without premium or penalty, together with accrued interest to the prepayment date, with any of the following:  (i) the net proceeds from the issuance of any subordinated debt, equity and/or convertible or equity-linked securities of the Borrower; (ii) subject to customary exceptions to be agreed and prepayment requirements under the Existing Credit Facility, the net proceeds from any other funded indebtedness (other than indebtedness incurred under the Existing Credit Facility) incurred by the Borrower or any of the Borrower’s subsidiaries; and (iii) subject to customary exceptions to be agreed, the net proceeds from asset sales by the Borrower or any of the Borrower’s subsidiaries, provided that all net proceeds from such asset sales shall first be applied to repay outstanding loans and to fully cash collateralize letters of credit to the extent required under the Existing Credit Facility.

Voluntary Prepayments:
The Senior Bridge Loans may be prepaid prior to the Bridge Loan Maturity Date, without premium or penalty, in whole or in part, upon written notice, at the option of the Borrower, at any time, together with accrued interest to the prepayment date.

Change of Control:
In the event of a Change of Control (to be defined in the Senior Bridge Loan Documents (as defined below)), each Bridge Lender will have the right to require the Borrower, and the Borrower must offer, to prepay the outstanding principal amount of the Senior Bridge Loans plus accrued and unpaid interest thereon to the date of prepayment.

Assignments and
Participations:
The Bridge Lenders shall have the right to assign their interest in the Senior Bridge Loans in whole or in part in compliance with applicable law to any third parties only with the prior written consent of the Joint Lead Arrangers (it being understood that the Joint Lead Arrangers will conduct the primary syndication of the Senior Bridge Facility in consultation with the Borrower as set forth in the Commitment Letter).  In addition, each of the Committing Parties may share its commitment with any third party.  Lender assignments shall be in minimum amounts to be agreed upon (or the remainder of such Lender’s loans and commitments, if less).  Assignments to or participations by the Borrower or any affiliate thereof shall not be permitted.

Conditions Precedent
to Borrowing:	(i) Those conditions precedent set forth in the Commitment Letter and on Exhibit C to the Commitment Letter.

(ii)  Subject to the proviso in the first paragraph under “Representations and Warranties” below, all representations and warranties shall be true and correct in all material respects on and as of the date of the borrowing of a Senior Bridge Loans (although any representations and warranties which expressly relate to a given date or period shall be required to be true and correct in all material respects as of the respective date or for the respective period, as the case may be), before and after giving effect to such borrowing or issuance and to the application of the proceeds therefrom, as though made on and as of such date.

(iii)  Subject to the proviso in the first paragraph under “Representations and Warranties” below, no event of default under the Senior Bridge Facility or event which with the giving of notice or lapse of time or both would be an event of default under the Senior Bridge Facility, shall have occurred and be continuing, or would result from any borrowing of a Senior Bridge Loans.

Representations and
Warranties:
The definitive documentation relating to the Senior Bridge Loans (the “Senior Bridge Loan Documents”) will contain representations and warranties relating to the Borrower and its subsidiaries (including the Acquired Business) usual and customary for a transaction of this type, and others deemed appropriate by the Joint Lead Arrangers, including (without limitation) representations and warranties similar to those contained in the Existing Credit Facility; provided that notwithstanding the foregoing (a) the only representations and warranties relating to the Borrower and its subsidiaries (including the Acquired Business) and their respective businesses, the making or accuracy of which shall be a condition to the Bridge Lenders’ obligations under the Commitment Letter and the Senior Bridge Loan Documents to close and fund the Senior Bridge Facility shall be (i) the representations and warranties made by or on behalf of or relating to the Acquired Business in the Acquisition Agreement, but only to the extent that the Borrower has the right (determined without regard to any notice requirement) to terminate its obligations (or to refuse to consummate the Acquisition) under the Acquisition Agreement as a result of a breach of such representations or warranties in the Acquisition Agreement and (ii) the Specified Representations and Warranties (as defined below).

For purposes hereof, the term “Specified Representations and Warranties” means the representations and warranties to be set forth in the Senior Bridge Loan Documents relating to corporate existence, power and authority, due authorization, execution, delivery, validity and enforceability of the Senior Bridge Loan Documents, no conflict with or violation of organizational documents, laws and material agreements, no third party or governmental consents, filings or approvals, solvency, margin stock regulations, the Investment Company Act of 1940, the U.S. PATRIOT Act, foreign asset control regulations and creation, validity, perfection and priority of liens and security interests.

Covenants:
The Senior Bridge Loan Documents will contain customary affirmative and negative covenants (with customary carve-outs and exceptions), including, without limitation, restrictions on the ability of the Borrower and its subsidiaries to (i) incur additional indebtedness (excluding indebtedness incurred under the Existing Credit Facility, including any increase in the amount of such credit facility up to $175.0 million), (ii) pay certain dividends and make certain other restricted payments and investments, provided that such restrictions shall not restrict, in violation of the indenture governing the Existing Senior Notes, the ability of any subsidiaries of the Borrower to pay dividends and make other payments to the Borrower or its other subsidiaries, (iii) impose restrictions on the ability of the Borrower’s subsidiaries to pay dividends or make certain payments to the Borrower or its other subsidiaries, (iv) create liens, (v) enter into transactions with affiliates, (vi) merge, consolidate or transfer substantially all of their respective assets and (vii) in the event that the Liquidity Threshold is not satisfied, make capital expenditures (which shall not exceed an aggregate amount of (x) $100.0 million during 2011 and (y) $50.0 million during the first six months of 2012).  Further, during the term of the Senior Bridge Loans, the covenants will be more restrictive than the covenants applicable to the Senior Extended Term Loans and will include additional prohibitive covenants relating to asset sales, certain acquisitions, certain debt incurrences, restricted payments and certain other corporate transactions as are customary for such financings, provided that such covenants shall not restrict, in violation of the indenture governing the Existing Senior Notes, the ability of any subsidiaries of the Borrower to pay dividends and make other payments to the Borrower or its other subsidiaries.

Events of Default:
Customary for transactions of this type, including, without limitation, payment defaults, misrepresentation, covenant defaults, bankruptcy and insolvency, judgments, ERISA and cross acceleration of and failure to pay at final maturity other indebtedness, subject, in certain cases, to thresholds to be agreed upon and notice and grace provisions.

Voting:
Amendments and waivers of the Senior Bridge Loan Documents will require the approval of Bridge Lenders holding at least a majority of the outstanding Senior Bridge Loans and Senior Exchange Notes and/or Senior Extended Term Loans, except that the consent of each affected Bridge Lender and/or holder of a Senior Exchange Note will be required for, among other things, (i) reductions of principal and interest rates and fees, (ii) extensions of the Bridge Loan Maturity Date, (iii) additional restrictions on the right to exchange Senior Extended Term Loans for Senior Exchange Notes or any amendment of the rate of such exchange or (iv) any amendment to the Senior Exchange Notes that requires (or would, if any Senior Exchange Notes were outstanding, require) the approval of all holders of Senior Exchange Notes.

Cost and Yield Protection:	Usual and customary for financings and facilities of this type.

Expenses and
Indemnification:
The Senior Bridge Loan Documents will contain customary reimbursement for fees and expenses and indemnities for the Administrative Agent, the Syndication Agent, the Collateral Agent, the Joint Lead Arrangers, the Bridge Lenders and their respective affiliates’ employees, officers and agents as reasonably determined by the Joint Lead Arrangers (including, without limitation, full gross-up protection for the Bridge Lenders against any applicable tax withholding and for all reasonable costs and expenses of the Bridge Lenders incurred after the occurrence, and during the continuance of, an event of default under the Senior Bridge Loan Documents), in each case other than as a result of such person’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable decision.

Governing Law; Forum:	New York; exclusive New York jurisdiction.

Counsel to the
Administrative Agent and
the Joint Lead Arrangers:	Cravath, Swaine & Moore LLP.

ANNEX B-I

Senior Extended Term Loans

Borrower:	Same as Senior Bridge Loans.

Guaranties:	Same as Senior Bridge Loans.

Security:	Same as Senior Bridge Loans.

Facility:
Subject to “Conditions to Conversion” below, the Senior Bridge Loans will convert into senior secured second lien extended loans (the “Senior Extended Term Loans”) in an initial principal amount equal to 100% of the outstanding principal amount of the Senior Bridge Loans on the one year anniversary of the Closing Date (the “Conversion Date”).  Subject to the conditions precedent set forth below, the Senior Extended Term Loans will be available to the Borrower to refinance the Senior Bridge Loans on the Conversion Date.  The Senior Extended Term Loans will be governed by the definitive documents for the Senior Bridge Loans and, except as set forth below, shall have the same terms as the Senior Bridge Loans.

Maturity:	Seven years from the Conversion Date (the “Final Maturity Date”).

Interest Rate:	The Senior Extended Term Loans shall bear interest at the then applicable Interest Rate.

Covenants, Events of
Default and Prepayments:
From and after the Conversion Date, the covenants, events of default and prepayment provisions applicable to the Senior Extended Term Loans will conform to those applicable to the Senior Exchange Notes.

Conditions to Conversion:
One year after the funding date of the Senior Bridge Loans, unless (A) the Borrower or any significant subsidiary thereof is subject to a bankruptcy or other insolvency proceeding, (B) there exists a payment default (whether or not matured) with respect to the Senior Bridge Loans or any fees payable thereunder or (C) there exists a default in the payment when due at final maturity of any indebtedness (excluding the indebtedness under the Senior Bridge Facility) of the Borrower or any of its subsidiaries in excess of an amount to be agreed upon for any such default or all such defaults, or the maturity of such indebtedness shall have been accelerated, the Senior Bridge Loans shall convert into the Senior Extended Term Loans; provided, however, that if an event described in clause (B) or (C) is continuing at the scheduled Conversion Date but the applicable grace period, if any, set forth in the events of default provision of the Senior Bridge Loans has not expired, the Conversion Date shall be deferred until the earlier to occur of (i) the cure of such event or (ii) the expiration of any applicable grace period.

B-I-1

ANNEX B-II

Senior Exchange Notes

Issuer:	Same as Senior Extended Term Loans.

Guarantees:	Same as Senior Extended Term Loans.

Security:	Same as Senior Extended Term Loans.

Maturity:	Seven years from the Conversion Date.

Interest Rate; Redemption:
Each Senior Exchange Note will initially bear interest at the then applicable Interest Rate.  For so long as they bear interest at an increasing rate of interest, the Senior Exchange Notes will be redeemable at the option of the Borrower, in whole or in part at any time, at par plus accrued and unpaid interest to the redemption date.  Each holder of Senior Exchange Notes shall have the option to fix the interest rate on the Senior Exchange Notes at the Interest Rate in effect at such time.  In such event, such Senior Exchange Notes will be non-callable until the fourth anniversary of the Closing Date, prior to which the Borrower may redeem such Senior Exchange Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the fourth anniversary of the Closing Date plus 50 basis points.  Thereafter, such Senior Exchange Notes will be callable at par plus accrued and unpaid interest plus a premium equal to one-half of the coupon, declining ratably to par on the date that is one year prior to maturity of such Senior Exchange Notes.  In addition, prior to the third anniversary of the Closing Date, up to 35% of the original principal amount of such Senior Exchange Notes may be redeemed from proceeds of a qualifying equity offer by the Borrower at a redemption price equal to par plus the coupon and accrued and unpaid interest to the redemption date.  The Senior Exchange Notes will provide for mandatory repurchase offers customary for publicly traded high yield debt securities.

Offer to Repurchase
Upon a Change of Control:	Customary for publicly traded high yield debt securities.

Defeasance and
Discharge Provisions:	Customary for publicly traded high yield debt securities.

B-II-1

Modification:	Customary for publicly traded high yield debt securities.

Registration Rights:
Within 180 days after the issue date of the Senior Exchange Notes, the Issuer shall file a shelf registration statement with the Securities and Exchange Commission and the Issuer shall use its best efforts to cause such shelf registration statement to be declared effective within 90 days of such filing and keep such shelf registration statement effective, with respect to resales of the Senior Exchange Notes, for as long as it is required by the holders to resell the Senior Exchange Notes.  Upon failure to comply with the requirements of the registration rights agreement (a “Registration Default”), the Issuer shall pay liquidated damages to each holder of Senior Exchange Notes with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to one-half of one percent (0.50%) per annum on the principal amount of Senior Exchange Notes held by such holder.  The amount of the liquidated damages will increase by an additional one-half of one percent (0.50%) per annum on the principal amount of Senior Exchange Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of liquidated damages for all Registration Defaults of 1.0% per annum.

Covenants:	The indenture governing the Senior Exchange Notes will include provisions customary for an indenture governing publicly traded high yield debt securities.

Events of Default:	Customary for publicly traded high yield debt securities.

B-II-2

EXHIBIT C

James River Coal Company
$375.0 million Senior Bridge Facility
Summary of Additional Conditions Precedent

Capitalized terms used in this Exhibit C but not defined herein shall have the meanings set forth in the other Exhibits attached to the commitment letter to which this Exhibit C is attached (the “Commitment Letter”).  In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit C shall be determined by reference to the context in which it is used.

The borrowing under the Senior Bridge Facility shall be subject to the following additional conditions precedent:

1.           The Agents’ commitments under the Senior Bridge Facility will be subject to the execution and delivery of definitive Senior Bridge Loan Documents consistent with the terms of the Commitment Letter and the Senior Bridge Facility Term Sheet, in each case prepared by counsel to the respective Agents, and otherwise reasonably satisfactory to the Agents.

2.           The definitive purchase agreement relating to the Acquisition (including, but not limited to, all schedules and exhibits thereto) (collectively, the “Acquisition Agreement”) shall be in full force and effect.  Concurrently with the funding under the Senior Bridge Facility and (if applicable) the issuance of the Senior Notes, the Convertible Senior Notes and/or the Common Stock, the Acquisition shall have been consummated in accordance with the terms of the Acquisition Agreement, and the Acquisition Agreement shall not have been altered, amended or otherwise changed or supplemented or any provision or condition therein waived, and the Borrower shall not have consented to any action which would require the consent of the Borrower under the Acquisition Agreement, if such alteration, amendment, change, supplement, waiver or consent would be adverse to the interests of the Bridge Lenders in any material respect (it being understood that any change in the purchase price or in the third-party beneficiary rights applicable to the Bridge Lenders is material and adverse to the Bridge Lenders), in any such case without the prior written consent of the Agents, which shall not be unreasonably withheld.

3.           After giving effect to the consummation of the Transaction, the Borrower and its subsidiaries shall have no outstanding preferred equity, indebtedness or contingent liabilities, except for indebtedness incurred pursuant to (i) the Senior Notes, the Senior Convertible Notes and/or the Senior Bridge Facility, (ii) the Existing Credit Facility, (iii) the $150.0 million in aggregate principal amount of the Borrower’s existing 9.375% senior notes due 2012 (the “Existing Senior Notes”), (iv) the $172.5 million in aggregate principal amount of the Borrower’s existing 4.5% convertible senior notes due 2015, (v) as disclosed in the most recent balance sheets of the Borrower and of the Acquired Business provided to the Agents pursuant to paragraph 9 below and as incurred thereafter in the ordinary course of business and (vi) such other existing indebtedness and disclosed contingent liabilities, if any, as shall be permitted by the Agents (all such indebtedness described in the foregoing clauses (ii), (iii), (iv), (v) and (vi), the “Existing Indebtedness”).

4.           The Agents shall have received (i) a copy of a fully executed and delivered amendment to the Existing Credit Facility, in form and substance reasonably satisfactory to the Agents, permitting the Transaction, the financings incurred in connection therewith and the other transactions contemplated hereby and (ii) reasonably satisfactory documents evidencing that the Existing Senior Notes are secured to the extent required pursuant to and in accordance with the indenture governing the Existing Senior Notes, by a second lien on all of the Collateral equally and ratably with the Senior Bridge Facility to the extent required pursuant to and in accordance with the indenture governing the Existing Senior Notes.

5.           All necessary governmental (domestic and foreign) and material third party approvals and/or consents in connection with the Transaction, the transactions contemplated by the Senior Bridge Facility and otherwise referred to herein shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which, in the judgment of the Agents, restrains, prevents or imposes materially adverse conditions upon, the consummation of the Transaction or the transactions contemplated by the Senior Bridge Facility or otherwise referred to herein. Additionally, there shall not exist any judgment, order, injunction or other restraint prohibiting or imposing materially adverse conditions upon the Transaction or the transactions contemplated by the Senior Bridge Facility.

6.           All Senior Bridge Loans (and all guaranties thereof and security therefor), as well as the Transaction and the consummation thereof, shall be in compliance with all applicable requirements of law, including  Regulations T, U and X of the Federal Reserve Board.

7.           A bank or financial institution reasonably acceptable to the Joint Lead Arrangers shall have agreed to act as the Collateral Agent; and the Guarantees, the Security Documents and the Intercreditor Agreement required by the Senior Bridge Facility Term Sheet shall have been executed and delivered in form, scope and substance reasonably satisfactory to the Administrative Agent, and the Bridge Lenders shall have a second priority perfected security interest in all of the Collateral as required by the Senior Bridge Facility Term Sheet.

8.           The Bridge Lenders shall have received (1) satisfactory legal opinions from counsel (including, without limitation, New York counsel) covering matters reasonably acceptable to the Agents, (2) a solvency certificate, in form and substance reasonably satisfactory to the Agents, from the chief financial officer of the Borrower certifying that after giving effect to the Transaction, the Borrower and its subsidiaries, on a consolidated basis, are solvent, (3) a certificate, in form and substance reasonably satisfactory to the Agents, from the chief financial officer of the Borrower certifying whether or not the Liquidity Threshold has been satisfied, (4) evidence of insurance maintained by the Borrower and its subsidiaries (including the Acquired Business) consistent with that of other companies of substantially similar size and scope of operations in the same or substantially similar businesses, (5) customary insurance certificates naming the Collateral Agent (on behalf of the Bridge Lenders) as an additional insured or loss payee, as the case may be, under all insurance policies to be maintained with respect to the properties of the Borrower and its subsidiaries forming part of the Collateral and (6) other customary and reasonably satisfactory closing and corporate documents, resolutions, certificates, instruments , lien searches and deliverables.

9.           The Agents shall have received (1) audited consolidated balance sheets and related statements of income and cash flows of the each of the Borrower and the Acquired Business for the three fiscal years of each of the Borrower the Acquired Business ended at least 60 days prior to the Closing Date, (2) unaudited consolidated balance sheets and related statements of income and cash flows of each of the Borrower and the Acquired Business for each fiscal quarter of each of the Borrower and the Acquired Business ended after the close of its most recent fiscal year and at least 45 days prior to the Closing Date, (3) pro forma consolidated financial statements of the Borrower and its subsidiaries (including the Acquired Business) meeting the requirements of Regulation S-X under the Securities Act of 1933, as amended (“Regulation S-X”), for registration statements (as if such a registration statement for a debt issuance of the Borrower became effective on the Closing Date) on Form S-1 and a pro forma consolidated statement of income of the Borrower for the twelve-month period ending on the last day of the most recently completed four fiscal quarter period ended at least 45 days before the Closing Date, prepared after giving effect to the Transaction as if the Transaction had occurred at the beginning of such period, and (4) detailed projected consolidated financial statements of the Borrower and its subsidiaries for at least the three fiscal years ended after the Closing Date, which projections shall (x) reflect the forecasted consolidated financial condition of the Borrower and its subsidiaries after giving effect to the Transaction and the related financing thereof, and (y) be prepared and approved by the Borrower.

10.           The Borrower shall have engaged one or more investment banks satisfactory to the Joint Lead Arrangers (collectively, the “Investment Bank”) to sell or place the Senior Notes, the Senior Convertible Notes and the Common Stock and shall ensure that (a) the Investment Bank and the Joint Lead Arrangers each shall have received, not later than 20 business days prior to the Closing Date, a draft preliminary prospectus or preliminary offering memorandum or preliminary private placement memorandum (collectively, the “Offering Documents”) suitable for use in a customary “road show” relating to each of the Senior Notes, the Convertible Senior Notes and the Common Stock, in each case, which contain all financial statements and other data to be included therein (including all audited financial statements, all unaudited financial statements (which shall have been reviewed by the independent accountants as provided in Statement on Auditing Standards No. 100) and all appropriate pro forma financial statements prepared in accordance with, or reconciled to, generally accepted accounting principles in the United States and prepared in accordance with Regulation S-X unless otherwise agreed), and, except as otherwise agreed by the Investment Bank, all other data (including selected financial data) that the Securities and Exchange Commission would require in a registered offering of the Senior Notes, the Convertible Senior Notes or the Common Stock (subject to exceptions customary for a Rule 144A offering), or that would be necessary for the Investment Bank to receive customary “comfort” (including “negative assurance” comfort) from independent accountants in connection with the offerings of the Senior Notes, the Convertible Senior Notes and the Common Stock (and the Borrower shall have made commercially reasonable efforts to arrange the delivery of such comfort or, if no Senior Notes, Convertible Senior Notes or Common Stock, as the case may be, were issued, a draft thereof) and (b) the Investment Bank shall have been afforded a period of at least 20 consecutive business days following receipt of an Offering Document including the information described in clause (a) to seek to place the Senior Notes, the Convertible Senior Notes and the Common Stock with qualified purchasers thereof.

11.           The Borrower shall have obtained (i) ratings for each of the Senior Bridge Facility, the Senior Notes and the Convertible Senior Notes and (ii) a public corporate rating and public corporate family rating, as applicable, in each case from Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investor’s Services, Inc. (“Moody’s”), which ratings shall remain in full force and effect on the Closing Date.

12.           The Borrower shall have complied with all terms of the Fee Letter to be complied with on or before the Closing Date.  All costs, fees, expenses (including, without limitation, legal fees and expenses) and other compensation contemplated hereby, payable to each Agent and the Bridge Lenders or otherwise payable in respect of the Transaction shall have been paid to the extent due.

13.           The Agents shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.